EXHIBIT 99.1

Troika Media Group Reports Third Quarter Fiscal Year 2022 Results

Revenue increased 307% quarter-over-quarter to $15.7 million.

Acquisition of Converge Direct which closed on March 22, 2022, contributed $10.0 million to total Company revenue for only a 10-day period until end of Third Quarter.

At March 31, 2022, the Company had $42.4 million of cash available on its balance sheet and expects strong revenue growth to continue in FY 2022.

Implementation of Company’s new integrated group business strategy and operational restructure is underway with new CEO and executive management team to deliver more efficient business operations and resilient revenue growth.

Los Angeles, California—May 24, 2022— Troika Media Group, Inc. (Nasdaq: TRKA) (“TMG” or “Company”), a transformational business solutions partner providing brand building and activation, technology and innovation, and performance marketing growth for global businesses, today announced financial results for its third quarter of fiscal year 2022 ended March 31, 2022. Management will host a conference call to discuss these results and other reorganization updates after the Company soon files with the Securities and Exchange Commission (SEC) the audited financial results of Converge Direct, LLC (“Converge”) and its affiliates for fiscal years ended December 31, 2021, 2020 and 2019.

Third Quarter and Year-to-Date Financial and Operational Highlights

•	Revenue increase of 307% to $15.7 million in Q3 2022, compared to the prior year quarter.

•	Acquisition of Converge, which closed on March 22, 2022, contributed $10.0 million to total Q3 2022 revenue (a 10-day period of revenues included in the Company’s Third Quarter).

•	At March 31, 2022, the Company had $42.4 million of cash available on its balance sheet and expects strong revenue growth to continue in FY 2022.

•	New business demand across all Solutions Groups continues momentum in Q4 2022, with a growing number of new clients and diverse sectors.

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Management Commentary

“We are pleased with the 307% revenue increase in Q3 2022 as compared with the prior year quarter. The performance is indicative of the continued recovery of the core brand and activation business post-Covid, and a very small example of the impact that the acquisition of Converge is anticipated to have on the Company’s revenue once we are able to include a full quarter of Converge’s performance” said Sid Toama, who was appointed as CEO of TMG on May 19, 2022. “Demand for Troika’s performance-driven solutions in brand building, activation, and marketing innovations is growing. Converge’s business intelligence and customer acquisition capabilities will be an exciting complement to TMG’s new integrated business strategy and ultimately, its revenue opportunities.”

Mr. Toama added, “TMG is at an important juncture in its transformation following the Converge acquisition; we are optimizing the organization structure and functions designed to deliver a scalable and more profitable business model. The plan is to leverage the Company’s historical acquisitions to create an integrated group of attractive and lucrative performance-driven business solutions, powered by globally-integrated business functions. The changes that we have made, and are continuing to make, are expected to save significant costs in the long term and accelerate the unified TMG business, while continuing to build on Converge’s proven operational and business model.”

Q3 Fiscal 2022 Summary Results (GAAP)

Revenues for the three months ended March 31, 2022 and 2021 were $15.7 million and $3.9 million, respectively, an increase of approximately $11.8 million or 307%. This increase is primarily due to the acquisition of Converge, which closed on March 22, 2022, and recognized revenue of approximately $10.0 million. The remaining balance of approximately $1.8 million in revenue is attributable to TMG’s integrated branding and engagement solutions, which benefited from the generation of new business from the UK and U.S based subsidiaries post-COVID.

Operating costs for the three months ended March 31, 2022 and 2021 were $17.6 million and $7.5 million, respectively, an increase of $10.1 million or 134.1%. The increase of $10.1 million of operating costs related primarily to one-time charges concerning stock incentive plans of $8.1 million and non-recurring expenses in the form of professional fees associated with the Converge acquisition of $2.4 million.

Operating loss for the three months ended March 31, 2022, was $13.7 million an increase of $8.1 million compared to the prior year period. The increase is primarily attributable to the increase in operating costs of $10.1 million and the increase in cost of revenues of $9.8 million partially offset by the increase in revenues of $11.8 million.

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Q3 Fiscal 2022 Summary Results (Non-GAAP)*

	Three Months Ended March 31
	2022	2021
Non-GAAP Measures (Unaudited):

Net loss	$(14,388,000)	$(4,679,000)

Acquisition & related professional costs	2,658,000	-
Depreciation and amortization	429,000	574,000
Interest expense, net	100,000	-
Bad debt expense	85,000	-
Stock-based compensation expense	9,901,000	2,698,000
Legal settlement	59,000	47,000
Adjusted EBITDA	$(1,156,000)	$(1,360,000)

* Please refer to “Non-GAAP Financial Measures” below for a description of these measures

Definitions

Adjusted EBITDA is defined as net income (loss), excluding interest income; interest expense; other income (expense) net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense and other payroll related tax expense; and certain other non-cash or non-recurring items impacting net income (loss) from time to time.

Note: For adjustments and additional information regarding the non-GAAP financial measures and other items discussed, please see “Non-GAAP Financial Measures,” “Reconciliation of GAAP to Non-GAAP Financial Measures.”

About Troika Media Group

TMG is a transformational business solutions partner based in New York, Los Angeles and London. We deliver resilient brand equity, amplifying brands through emerging technology and transcending them into culture to deliver performance driven business growth. Troika’s expertise is in Consumer Products and Services, Entertainment and Media, Sports and Sports Betting, Financial and Professional, Education and eSports and Gaming sectors. Our clients include Apple, Hulu, Riot Games, Belvedere Vodka, Unilever, UFC, Leaf Home, AT&T, Andersen Windows, Peloton, CNN, HBO, ESPN, Wynn Resorts and Casinos, Tiffany & Co., IMAX, Netflix, Sony, Yahoo and Coca-Cola. For more information, visit www.thetmgrp.com.

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Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, the impact of the current COVID-19 pandemic, which may limit access to the Company’s facilities, customers, management, support staff, and professional advisors, and to develop and deliver advanced voice and data communications systems, demand for the Company’s products and services, economic conditions in the U.S. and worldwide, including the effects of the war in Ukraine, and the Company’s ability to recruit and retain management, technical, and sales personnel or fully integrate the Converge business. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise

Investor Relations Contact:

TraDigital IR

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com

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